Exhibit 2.4

AGREEMENT FOR PURCHASE AND SALE

OF PROPERTY AND ESCROW INSTRUCTIONS

This AGREEMENT FOR PURCHASE AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of the 25th day of May, 2011 (“Effective Date”) by and between UNIVERSAL HEALTH REALTY INCOME TRUST or its assigns (“Buyer”), and TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership (“Seller”), with reference to the following facts:

A. Seller owns that certain real property located in Las Colinas, Irving, Texas commonly known as the Tuscan Professional Building located at 701 Tuscan Drive, Irving, Texas 75039 and more particularly described in Exhibit “A” attached hereto (the “Real Property”).

B. The term “Property” as used herein shall include: (a) the Real Property, (b) all structures and buildings located on the Real Property; (c) all easements, rights of way, privileges, appurtenances running with the Real Property; (d) the Personal Property, as defined below, and (e) plans, licenses, permits, warranties, and certificates of occupancy to the extent transferable. For purposes of this Agreement, “Personal Property” means all appliances, fixtures, equipment, machinery, furniture, furnishings, decorations and other tangible personal property owned by Seller, as listed on Exhibit “B” attached hereto located on or about the Property and used in the operation and maintenance thereof, but excluding any such personal property owned by the tenants or occupants of the Property hereto, and also includes all intangible personal property, owned by Seller and related to the Real Property and the improvements thereon, including, without limitation: the Leases as defined in Section 4.4(b) below (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment and Assumption of Leases referred to below; any trade names and trademarks associated with the Real Property and the said improvements; any plans and specifications and other architectural and engineering drawings for the improvements; any warranties; any service contracts and other contract rights related to the Property; and any governmental permits, approvals and licenses (including any pending applications).

D. Seller now desires to sell the Property to Buyer and Buyer desires to purchase the Property from Seller.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

1. Purchase and Sale. Seller agrees to sell, and Buyer agrees to purchase, the Property for the price and upon the terms and conditions hereinafter provided.

2. Purchase Price.

2.1 The purchase price of the Property shall be Fifteen Million Six Hundred Thousand and No/100 Dollars ($15,600,000.00) (“Purchase Price”), allocated to the Property as Buyer shall determine prior to Closing. The Purchase Price shall be payable as follows:

(a) Deposit. Within three (3) business days (as such term is defined in Section 28 below) following Buyer’s receipt of this Agreement executed by Seller, Buyer shall deposit the sum of One Hundred Thousand Dollars ($100,000.00) (the “Deposit”) with the Title Company, as defined below, which Deposit shall be applicable towards payment of the Purchase Price. The Title Company shall deposit said Deposit in an interest-bearing account and interest thereon shall be credited to Buyer at Closing;

(b) Balance. The balance of the Purchase Price in the amount of Fifteen Million Five Hundred Thousand and No/100 Dollars ($15,500,000.00), plus or minus net adjustments and/or prorations provided for herein, shall be paid in cash (except as provided in Subparagraph (c) below) through Escrow (as defined below) in the form of wired funds or other immediately available federal funds payable to the order of Title Company on or before the “Closing Date” (as defined below).

(c) Existing Mortgage. If it so chooses, the Buyer shall assume the mortgage (the “Existing Mortgage”) held by Lincoln National Life Insurance Company (the “Existing Mortgagee”) and formerly held by Jefferson Pilot Life Insurance Company. The Existing Mortgage had a principal balance of approximately $7,337,941 on December 31, 2010, is non-recourse (other than recourse carve-outs, if any), bears interest at 5.56% per annum, and is payable in equal installments of principal and interest that will fully amortize at its maturity on May 31, 2025. If the Buyer chooses to assume the Existing Mortgage, the Buyer, with the Seller’s participation and cooperation, shall be responsible for making arrangements with the Existing Mortgagee for the assumption and the release of any party that may currently be liable for any recourse carve-out liability. If the Buyer chooses to assume the Existing Mortgage and despite Buyer’s good faith efforts during the Contingency Period (as defined in Section 4.4 below), the Existing Mortgagee fails to approve Buyer’s assumption of the Existing Mortgage on its current terms within the Contingency Period, then Buyer shall continue its good faith efforts to obtain the Existing Mortgagee’s approval for forty-five (45) days after the expiration of the Contingency Period (such 45-day period being called the “Mortgagee Contingency Period”). In the event that despite Buyer’s good faith efforts to obtain approval, the Existing Mortgagee fails to approve Buyer’s assumption of the Existing Mortgage on its current terms within the initial 45-day Mortgagee Contingency Period but the Existing Mortgagee has not expressly disapproved Buyer’s assumption of the Existing Mortgage, then the Mortgagee Contingency Period will be extended for up to two (2) additional periods of thirty (30) days each. In the event that despite Buyer’s good faith efforts to obtain approval, the Existing Mortgagee fails to approve Buyer’s assumption of the Existing Mortgage on its current terms within the

Mortgagee Contingency Period as may be extended pursuant to the immediately preceding sentence, then within three (3) business days (“Buyer’s Election Period”) following the conclusion of the Mortgagee Contingency Period, Buyer may elect to either satisfy the Existing Mortgage at Closing, including paying an required prepayment penalty or premium as Buyer’s sole expense, or terminate this Agreement; and in this regard, the parties agree that Buyer’s failure to deliver written notice to Seller during Buyer’s Election Period shall conclusively be deemed to constitute Buyer’s election to terminate this Agreement. If Buyer elects or is deemed to have elected to terminate this Agreement in accordance with this provision, then (i) Buyer shall return to Seller all original materials supplied by Seller (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 below, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than two (2) business days from written notice to the Title Company) returned to Buyer. If the Buyer elects to assume the Existing Mortgage, the Buyer will, at Closing pay any and all loan transfer fees, lender reimbursements. and other costs associated with its assumption of the Existing Mortgage. Buyer will be given a credit at Closing against the Purchase Price for the principal balance of the Existing Mortgage and interest on such principal balance through the day before Closing.

3. Title to Property.

3.1 Title Insurance. Title to the Property shall be conveyed by Special Warranty Deed and shall be insured by an owner’s policy of title insurance in the form promulgated by the Texas Department of Insurance (“Title Policy” herein), issued and underwritten by the Title Company insuring fee simple title to the Property, vested in Buyer in the amount of the Purchase Price, free and clear of all liens, easements, covenants, conditions, rights, rights of way, encumbrances or any other matters affecting title to or use of the Property, except the following:

(a) Real property taxes and installments of assessments which are a lien on the Property but not yet due and payable;

(b) Rights of the tenants under any leases;

(c) Zoning, building and other laws, ordinances, codes and regulations; and

(d) Such other matters, encumbrances, rights of way, easements, conditions, covenants and restrictions of record affecting the title to or use of the Property, which are approved or deemed approved by Buyer as hereinafter provided.

All such matters referenced above shall be collectively referenced as the “Permitted Exceptions”.

3.2 Procedure for Approval of Title. Seller has delivered to Buyer a commitment for the issuance of title insurance (“Title Commitment”) from the Title Company (as hereinafter defined); and if the Title Company has not already done so, Seller will cause the Title Company to deliver to Buyer legible copies of all documents referred to therein as underlying exceptions to title within five (5) business days of the Effective Date. If Seller has not already done so, within five (5) business days from the Effective Date Seller will deliver an ALTA survey of the Property (the “Survey”) to Buyer and the Title Company at Seller’s sole expense. All matters affecting title to or use of the Property, including those matters of Survey and the Title Commitment as amended or supplemented, shall be subject to Buyer’s approval or disapproval before the expiration of the Contingency Period, as defined below. The Survey will be certified to the Buyer, Buyer’s lender (if any and only if notice of such lender is delivered to Seller within five business days prior to the Closing Date), and the Title Company. If Buyer shall disapprove any particular matter affecting title to the Property reflected on either the Title Commitment or the Survey (each a “Disapproved Exception”), Buyer shall notify Seller in writing of same (“Buyer’s Notice”) no later than the fifth (5th) business day prior to the expiration of the Contingency Period, unless Buyer is disapproving of a title exception first shown on a supplement to the Title Commitment issued after the Contingency Period, in which event Buyer shall have until five (5) days after its receipt of said supplementary report and a legible copy of the subject exception to issue a supplemental Buyer’s Notice. Seller shall have until two (2) business days following Seller’s receipt of Buyer’s Notice to deliver written notice to Buyer that Seller intends to use good faith efforts to remove one or more of the Disapproved Exception(s) to Buyer’s satisfaction at Seller’s expense, with Seller’s failure to timely deliver such written notice to Buyer to constitute Seller’s election and notice to Buyer that Seller does not intend to attempt to remove the Disapproved Exception(s). If said Disapproved Exception(s) are not removed to Buyer’s satisfaction prior to the expiration of the Contingency Period (or with respect to any Disapproved Exception(s) that Seller agrees to remove prior to the Closing Date, or with respect to any Buyer’s Notice issued after the expiration of the Contingency Period, by the first (1st) business day prior to the Closing Date), Buyer shall have the right to cancel the Agreement by providing Seller with written notification of Buyer’s election to terminate same, notwithstanding that the Contingency Period has expired. If Buyer elects to terminate the Agreement in accordance with this provision, then (i) Buyer shall return to Seller all original materials supplied by Seller (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 below, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than two (2) business days from written notice to the Title Company) returned to Buyer. Buyer may waive in writing such Disapproved Exception(s) and proceed to close the transaction; and Buyer hereby agrees that any Disapproved Exception that is listed on the Title Commitment referred to in the first sentence of this Section 3.2 which Seller elects not to remove shall be deemed waived if Buyer fails to terminate this Agreement prior to the expiration of the Contingency Period unless Seller has agreed to remove same prior to the Closing Date. A Disapproved Exception shall be considered to have been removed or cured by Seller if, among other things, (a) the Title Company is willing to remove said

Disapproved Exception from the Title Policy, or at Buyer’s sole discretion, (b) the Title company is willing to issue an endorsement to its Title Policy, at Seller’s expense, insuring Buyer against the adverse effects of said Disapproved Exception. Seller shall satisfy, prior to or as of the Closing, any exception to title which constitutes a lien for money owed and which may be cured by the payment of money, excluding statutory liens for ad valorem taxes and assessments from the Las Colinas Association that are not due and payable as of the Closing and any liens caused by Buyer or any party under Buyer’s control.

4. Inspections/Approvals and Studies.

4.1 Inspections / Approvals. Subject to Section 4.2, commencing upon the execution of this Agreement and continuing until the Closing Date, Buyer and Buyer’s employees, agents and independent contractors shall have the right to enter the Property for purposes of conducting physical inspections and to physically survey, inspect and map the Property; conduct soil, physical engineering, percolation, geological, environmental and other tests; perform economic, market feasibility and hazardous/toxic waste studies; determine zoning, building and occupancy requirements for the Property; and to conduct such other inspections and investigations as Buyer deems appropriate (the foregoing hereinafter collectively referred to as the “Inspections”). Buyer shall not be permitted to conduct any intrusive tests or studies, such as soil sampling, or borings, intrusive material sampling, inspections equivalent to a Phase II environmental report, or inspections that would damage any portion of the building or other improvements on the Property without Seller’s written consent, which may be withheld in Seller’s sole and absolute discretion. Buyer shall also have the right to distribute tenant survey forms to the tenants and subtenants of the Property and to conduct interviews with the tenants and subtenants of the Property in order to ascertain their credit and business background; provided, however, that no such activities may be conducted unless and until Buyer first advises Seller of what activities it plans to conduct and gives Seller a reasonable opportunity to have a representative of Seller accompany Buyer in its conducting such activities.

4.2 Right of Entry. Commencing upon the execution of this Agreement until the Closing Date Seller shall permit Buyer, its employees, agents, and independent contractors to enter upon the Property at reasonable times for the purpose of conducting the Inspections set forth in Section 4.1 above. Buyer shall coordinate the scheduling of all Inspections of the Property and any interviews of the tenants with Seller, and Seller reserves the right to be present for any Inspections of the Property and any interviews of the tenants. Buyer, its employees, agents and independent contractors shall (i) perform all work permitted under this section in a diligent, expeditious and safe manner, (ii) not allow any dangerous or hazardous condition to continue beyond the completion of the work permitted under this section, (iii) comply with all applicable laws and governmental regulations, and (iv) keep the Property free and clear of all mechanics’ and materialmen’s liens, lis pendens or other liens arising out of the entry and work performed under this section by Buyer, its employees, agents and independent contractors. After any entry, Buyer shall immediately restore any damage caused by Buyer to the Property to the same condition as before Buyer entered the Property. Buyer shall indemnify, defend and hold harmless the Property and Seller, its officers, directors, trustees, shareholders, partners, employees, agents, successors and assigns from and against all claims, loss, liability, damage or expense (including without limitation, attorneys’ fees) arising from or relating to the entry on the Property by Buyer, its representatives, agents or contractors. Buyer’s obligation to indemnify and defend the Property and Seller shall survive for a period of one (1) year from the Close of Escrow or earlier termination of this Agreement.

4.3 Delivery of Documents by Seller. Seller shall, if and to the extent that it has not done so as of the Effective Date, within ten (10) days following the Effective Date, deliver to Buyer copies of all of the documents listed on Exhibit “C”, attached hereto, if reasonably available to Seller or which are in the actual possession of Seller (all such documents are collectively referred to herein as the “Seller’s Deliveries”). Furthermore, at least fifteen (15) days prior to Closing, Seller shall obtain and deliver to Buyer estoppel certificates (the “Estoppel Certificates”), containing whatever information may be required by such tenant’s or subtenant’s Lease, or if there is no such lease requirement then in a form reasonably satisfactory to Buyer, from the tenants and subtenants of the Property dated no more than thirty (30) days prior to Closing, which Estoppel Certificates, at a minimum shall confirm that the tenant or subtenant is not aware of its being in default, does not consider the landlord in default, and is not aware of any claims, offsets or demands against the landlord. If Seller is unable to secure an Estoppel Certificate from a tenant or subtenant, then the Buyer will accept an Estoppel Certificate signed by Seller (“Seller’s Estoppel”) certifying the information contained in such Seller’s Estoppel and Seller shall deliver same to Buyer at least five (5) business days prior to Closing.

4.4 Contingency Period. Buyer shall have until June 30, 2011, (such period up to and including June 30, 2011 being herein called the “Contingency Period”), in which to gain approval for the proposed transaction from its Board of Trustees and to approve or disapprove the following conditions in its sole discretion (the “Inspection Contingency”).

(a) The condition of the Property, including any environmentally related conditions and reports, and

(b) All existing leases (the “Leases”), contracts, permits and agreements affecting the Property, and

(c) Any other item which, in Buyer’s sole discretion, would affect the suitability of the Property as a real estate investment for the Buyer’s purposes.

If Buyer shall either fail to obtain approval from its Board of Directors or if Buyer shall be dissatisfied with the condition of any of the items set forth in this Section 4.4 above, Buyer shall communicate same to the Seller with a copy to the Title Company in writing before the expiration of the Contingency Period, in which event (i) Buyer shall return to Seller all original materials supplied by Seller (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 above, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than two (2) business days from written notice to the Title Company) returned to Buyer. If Buyer fails to terminate this Agreement prior to expiration of the Contingency Period, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4.

5. Escrow.

5.1 Opening. The purchase of the Property will be consummated through an escrow (“Escrow” herein) to be opened at Hexter Fair Title Company (“Title Company”) through its office located in Dallas, Texas (Attention: Bob Blanshard). This Agreement shall be considered as the escrow instructions between the parties, along with such further instructions as the Title Company may require in order to clarify the duties and responsibilities of the Title Company or any supplemental escrow instructions, provided no such further or supplemental instructions shall be inconsistent herewith. If the Title Company shall require further escrow instructions, Seller shall request that the Title Company promptly prepare escrow instructions, on its usual form, for the purchase and sale of the Property upon the terms and provisions hereof. Said escrow instructions (which are in accordance herewith) (which shall be consistent herewith) shall be promptly signed by Buyer and Seller. The escrow instructions shall incorporate each and every term of this Agreement and shall provide, in the event of any conflict between the terms and conditions of this Agreement and said escrow instructions, that the terms and conditions of this Agreement shall control.

5.2 Closing. Subject to Sections 2.1(c) and 5.8, Escrow shall close on the date (the “Closing Date”) that is within fifteen (15) days following the later of (i) the expiration of the Contingency Period described in Section 4.4 or (ii) the earlier of (A) the date on which the Existing Mortgagee grants permission for Buyer to assume the Existing Mortgage as contemplated in Section 2.1(c), or (B) the expiration of the Mortgagee Contingency Period described in Section 2.1(c) (as such Mortgagee Contingency Period may be extended pursuant to such Section), unless such date is extended by mutual agreement of the parties hereto. The terms “Closing Date,” “Close of Escrow,” and/or the “Closing” are used herein to mean the time the “Deed” (defined in Section 5.4(a)) is filed for record by the Title Company in the office of the County Clerk of Dallas County, Texas. Closing shall be accomplished by a mail-away closing without the necessity of either party being physically present at the Title Company.

5.3 Buyer Required to Deliver. On or before the Close of Escrow, Buyer shall deliver to the Title Company the following:

(a) the balance of the Purchase Price in the form set forth in Section 2, above;

(b) two duly executed counterparts of the Assignment and Assumption of Leases and other Intangible Property in the form attached hereto as Exhibit “D”;

(c) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

(d) written notices to all tenants signed by Buyer, confirming the sale, specifying the amount of the security deposit for each tenant, and otherwise complying with the tenant notice requirements of Section 93.007(b) of the Texas Property Code (the “Tenant Notices”);

(e) a duly executed copy of the closing statement previously prepared and delivered by Title Company to Seller and Buyer (the “Closing Statement”). Buyer and Seller shall cooperate with Title Company to prepare the final closing statement; and

(f) such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

5.4 Seller Required to Deliver. On or before the Close of Escrow, Seller shall deliver to the Title Company the following:

(a) a duly executed and acknowledged Special Warranty Deed in recordable form, attached hereto as Exhibit “E”, conveying fee title to the Property, as required by Section 3.1, above, in favor of Buyer (the “Deed”);

(b) title to and possession of the Property, subject to all Permitted Exceptions;

(c) all tenant security deposits held by Seller in its capacity as Landlord for the Leases, or, alternatively, Seller may give Buyer a credit for the same at Closing;

(d) two duly executed counterparts of the assignment and assumption of leases in the form attached hereto as Exhibit “D”;

(e) a duly executed copy of the Closing Statement;

(f) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(g) an Affidavit of Transferor’s Non-foreign Status in a form satisfying the provisions of Section 1445 of the Internal Revenue Code of 1986, as amended;

(h) the above-described Tenant Notices signed by Seller; and

(i) such other information and documents as may be required by the Title Company to convey the Property to Buyer and issue the Title Policy required by Section 3.1 above and as shall be reasonably required to consummate the transaction contemplated by this Agreement.

5.5 Prorations. The following shall be prorated as of the Closing Date:

(a) All taxes, assessments and the property income and expenses shall be prorated on an accrual basis in accordance with generally accepted accounting principles with Seller responsible for all taxes, assessments and expenses and entitled to all income for the period prior to the Closing Date and the Buyer responsible for all taxes, assessments and expenses and entitled to all income for the period as of and subsequent to Closing Date. Notwithstanding the foregoing, Seller will satisfy any special assessments that are due as of Closing.

(b) Buyer will receive a credit for the prorated amount of all rent (including Operating Expense as defined below) due prior to the Closing Date. No prorations shall be made at Closing in relation to delinquent rents existing, if any, as of the Closing Date, nor for required tenant expense reimbursements which are not due as of the Closing Date; instead such items shall be prorated if and when received by Buyer, with (i) Buyer agreeing to use its good faith efforts to collect all amounts due and promptly forward Seller’s portion to Seller upon any such collection, (ii) Seller agreeing to cooperate with Buyer’s reasonable requests for information regarding prior lease histories and expense information, and (iii) both parties agreeing to provide reasonable information to the other as to the efforts of the reporting party. With regard to delinquent rentals and expense reimbursements, Seller shall not have the right to communicate with said tenants for collection of rent or other matters relating to the leases from and after the Closing. Buyer shall make a good faith attempt to collect such delinquent rentals and expense reimbursements after the Closing (although Buyer shall not be required to institute any eviction nor any suit or collection procedures for delinquencies), but all rents and expense reimbursements shall be applied first to any reasonable out-of-pocket expenses which Buyer may have incurred in collecting the delinquent rents and/or expense reimbursements and then to the rents and expense reimbursements owing to Buyer before being applied to any delinquencies which were owed to Seller at Closing. If Buyer collects any delinquent rentals and/or expense reimbursements after the Closing, such amounts owed to Seller based on the immediately preceding sentence shall be remitted to Seller within fifteen (15) days from receipt by Buyer.

(c) Seller shall prepare a reconciliation as of the Closing Date of the amounts of all billings and charges for common area operating expenses or similar charges and tax escalations owed under the leases (collectively, “Operating Expenses”), which reconciliation shall include accurate information reasonably detailing such billing and charges. If more amounts have been expended for Operating Expenses than have been collected from tenants for Operating Expenses, Buyer shall pay such difference to Seller at Closing as an addition to the Purchase Price. If more amounts have been collected from tenants for Operating Expenses than have been expended for Operating Expenses, Seller will pay to Buyer at Closing, as a credit against the Purchase Price, such excess collected amount. Buyer and Seller agree that such proration of Operating Expenses at Closing will fully relieve Seller from any responsibility to tenants and Buyer for such matters. In this regard, Buyer will be solely responsible, from and after the Closing Date, for (i) collecting from tenants the amount of any outstanding Operating Expenses for periods before and after the Closing and (ii) where appropriate, reimbursing tenants for amounts attributable to Operating Expenses, as may be necessary based on annual reconciliations for Operating Expenses.

(d) If any errors or omissions are made at the Closing regarding prorations, the parties shall make the appropriate corrections promptly after the discovery thereof.

The provisions of this Section 5.5 shall survive the Closing.

5.6 Buyer’s Costs. Buyer shall pay the following:

(a) the costs of recording the Deed;

(b) the costs of any modification (such as, if requested by Buyer, modifying of the survey exception to provide only “shortages in area”) or endorsements to the Title Policy (excluding any endorsement to remove a Disapproved Exception);

(c) the costs of any third party reports ordered by Buyer;

(d) all transfer costs including transfer taxes on the Deed, if any;

(e) the costs associated with any financing, if any (including lender’s legal counsel);

(f) One-half (1/2) of the Escrow fees; and

(g) the cost of Buyer’s legal counsel.

5.7 Seller’s Costs. Seller shall pay the following:

(a) the costs of the Title Commitment and the basic premium for the Title Policy (excluding any modification or endorsements except those issued to remove a Disapproved Exception);

(b) title examination fees

(c) one-half (1/2) of the Escrow fees and the cost of preparing and recording all documents required to remove a Disapproved Exception and the costs of recording any other transfer documents (excluding the Deed and financing documents);

(d) the costs of the Survey;

(e) all real estate commissions for this transaction; and

(f) the cost of Seller’s legal counsel.

5.8 Seller Conduct Prior to Close of Escrow.

(a) Obligations of Seller. During the Escrow period and prior to Closing, Seller shall not:

(i) Solicit, negotiate or accept any offers relating to the sale, or to any option to purchase any of the Property to any other person or entity;

(ii) Enter into any new leases or modify, extend or terminate an existing Lease without the prior written consent of Buyer. Failure by Buyer to respond to an approval request for a proposed Lease or modification, extension or termination of an existing Lease by Seller within ten (10) business days of receipt of such request, shall be deemed approval by Buyer of such new lease or modification, extension or termination of an existing Lease.

(iii) Enter into any new contract or apply for, or obtain, any governmental permits or approvals relating to the Property (except with regard to any permits or approvals to the extent the same are necessary to continue to operate or maintain the Property as such was operated and maintained prior to this Agreement and in this regard a copy of such permit or approval shall promptly be delivered to the Buyer) without the prior written approval of Buyer. Failure by Buyer to respond to an approval request for a proposed contract, permit or approval by Seller within ten (10) business days of receipt of such request, shall be deemed approval by Buyer of such contract, permit or approval.

5.9 Possession. Seller shall deliver and Buyer shall have possession of the Property at the Close of Escrow, subject to all tenant Leases and Permitted Exceptions.

5.10 IRS Statement. After Close of Escrow and prior to the last date on which such report is required to be filed with the Internal Revenue Service (the “IRS”), Title Company shall, if necessary, report the gross proceeds of the purchase and sale which is the subject of this Agreement to the IRS on Form 1099-B, W-9 or such other form(s) as may be specified by the IRS pursuant to Section 6045(a) of the Internal Revenue Code of 1986, as amended. Concurrently with such filing, Title Company shall deliver to each of Buyer and Seller a copy of such form(s), as filed.

6. Brokers/Finders. Buyer and Seller represent and warrant to each other that neither they nor their affiliates have dealt with any broker, finder or the like in connection with the transaction contemplated by this Agreement except that Seller is represented by PM Realty Group, L.P., to whom it will pay a brokerage fee under a separate agreement in conjunction with the Closing. Seller and Buyer each agree to indemnify, defend and hold the other harmless from and against all loss, expense (including attorneys’ fees), damage and liability resulting from the claims of any broker or finder (or anyone claiming to be a broker or finder) on account of any engagement or agreement alleged to have been made by the indemnifying party in connection with the transactions contemplated by this Agreement.

7. Seller’s Representations and Warranties.

Seller hereby makes the following representations and warranties as of the date of execution of this Agreement and as of the date of the Closing Date:

7.1 Seller is the sole fee simple title holder in and to the Property and has full right, power and authority to enter into this Agreement and to consummate the transactions relating thereto contemplated herein.

7.2 To the best of Seller’s knowledge (but without having conducted any research or inspection), no party to any contract or lease or sublease relating to the Property is in default with respect to any material term or condition of such contract, lease or sublease, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a material default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the Property which is the subject of the transactions contemplated by this Agreement. This Section 7.2 is subject to the information contained in the letter dated December 14, 2010, from Seller’s attorney David A. Klinger to one of the tenants of the Property, Cardiovascular Specialty Associates of North Texas, P.A. (“CSANT”), relating to CSANT’s lease of Suite 240 at the Property, a copy of which letter has heretofore been delivered to Buyer.

7.3 Environmental Representations:

7.3.1 Neither Seller nor any other person to Seller’s knowledge has ever used the Property as a facility for the storage, treatment or disposal of any “Hazardous Substances” as that term is hereinafter defined.

7.3.2 To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer by Seller as contemplated in Exhibit “C” of this Agreement, the Property at all times has been in full compliance with all federal, state and local Environmental Laws, as hereinafter defined, including but not limited to the Comprehensive Environmental Response, Compensation Liability Act of 1980 (“CERCLA”), the Super Fund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act and all other federal, state and local laws and regulations dealing with environmentally regulated substances and/or hazard or toxic materials.

7.3.3 To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer by Seller as contemplated in Exhibit “C” of this Agreement, there are no Hazardous Substances or other environmentally regulated substances, the presence of which is limited, regulated or prohibited by any state, federal or local governmental authority or agency having jurisdiction over the Property, located on, in or under the Property.

7.3.4 To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer by Seller as contemplated in Exhibit “C” of this Agreement, Seller is not aware of any water damage or other condition in the Property which could lead to the growth of mold beyond the normal and customary amounts found in most office buildings.

7.3.5 Seller is not aware of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigational proceeding pending or threatened against Seller or the Property, relating in any way to any Environmental Laws.

7.3.6 As used herein “Environmental Laws” means a federal, state or local statutory or common law relating to pollution or protection of the environment and any law or regulation relating to emissions, discharges, releases or threatened release of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

7.3.7 As used herein, “Hazardous Substance(s)” means any substance or material identified in CERCLA or determined to be toxic under any federal, state or local statute, law, ordinance, rule or regulation.

7.3.8 To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer by Seller as contemplated in Exhibit “C” of this Agreement, there are no storage tanks located on the Property (either above or below ground).

7.4 To the best of Seller’s knowledge, the Property complies with the current applicable building, zoning, fire and health codes, regulations and ordinances and other codes, regulations, and ordinances relating to or affecting the ownership or operation of the Property (all of the foregoing referred to as “Laws”) and all improvements, additions, repairs and replacements to the Property have been made with the proper permits and inspections from the applicable authorities. Seller has not received any notice of any violation of any of the foregoing Laws.

7.5 Seller is not aware of and has received no notice of, any pending or threatened condemnation or similar proceeding affecting the Property, or any portion thereof, nor does the Seller have knowledge that such action is presently contemplated.

7.6 Seller is not aware of and has received no notice of, any pending or certified liens or assessments imposed by any governmental authority against the Property, other than the statutory liens for ad valorem taxes which are not now due and payable.

7.7 Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas and properly qualified and in good standing to do business in the State of Texas, and the person executing this Agreement has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

7.8 The Seller’s Deliveries delivered by Seller to Buyer pursuant to Section 4.3, or otherwise, shall be true and complete copies or originals of what Seller has in its possession.

7.9 To Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

7.10 To Seller’s knowledge, no attachments, execution proceedings or petitions in bankruptcy or any other solvency proceedings or reorganizations or appointment of a receiver or trustee, assignment for the benefit of creditors or petitions for arrangement are pending or threatened against Seller or any of the tenants or subtenants of the Property, nor are any such proceedings contemplated by Seller nor has Seller entered into an arrangement with creditors, or admitted in writing its inability to pay debts as they become due.

7.11 Seller has not entered into any contracts for the sale of the Property, other than this Agreement and other than as set forth in the Leases, copies of which have been delivered by Seller to Buyer as contemplated in Exhibit “C” of this Agreement, Seller has not granted any options, rights of first offer or first refusal to purchase the Property which will be binding on Seller or the Property at the Closing, and Seller shall obtain written releases of any such options, rights of first offer or first refusal on such forms as are satisfactory to Buyer in its reasonable discretion.

7.12 Other than as set forth in the Leases, copies of which have been delivered by Seller to Buyer as contemplated in Exhibit “C” of this Agreement, Seller has not granted any rights of cancellation or termination of any of the Leases which will be binding on Seller or the Property as of the Closing, and Seller shall obtain written releases of any such cancellation or termination rights on such forms as are satisfactory to Buyer in its reasonable discretion.

7.13 Seller has not received any notice from any insurance company regarding any defects or inadequacy in the Property.

7.14 Seller shall not make any material changes to the Property and shall maintain the Property in the same manner as prior hereto pursuant to Seller’s normal course of business subject to reasonable wear and tear.

7.15 No consent or approval or other authorization of, or exemption by, or declaration or filing with, any person or entity and no waiver of any right by any person or entity is required to authorize or permit, or is otherwise required as a condition of, the execution and delivery and performance of this Agreement by Seller.

7.16 Performance of this Agreement by Seller will not result in any breach of or constitute any default under any agreement or other instrument to which Seller is a party or to which Seller might be bound.

7.17 Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

7.18 Seller is in possession of the tenant security deposits, if any, in the amounts set forth in the Leases to be assigned hereunder; the tenants are not entitled to any rebates, revenue participations, rent concessions, rent limitations or free rent or renewal options, except as provided in the Leases; no express written commitments have been made to any tenant for repairs or improvements, by Seller, as landlord, which remain to be completed or paid for in full; each Lease (including any Lease amendments which have been delivered to Buyer as contemplated in Exhibit “C” of this Agreement) constitutes the entire agreement between the landlord and the tenant thereunder, and there are no side letters or other agreements between Seller and the tenants; the Leases are the result of bona fide arm’s length negotiations with persons who are not affiliates of Seller; no rents due under the Lease have been assigned, hypothecated or encumbered (excepting therefrom any such hypothecations or encumbrances to the Seller’s mortgagee, if any, which will be terminated at Closing); no rents under the Lease have been prepaid in advance of the then current month; and there are no fees or commissions payable to any third person or entity in regard to the Leases (including any commissions payable upon the exercise of any renewal option under the Leases); except as may be set out in the Leases, copies of which have been delivered by Seller to Buyer as contemplated in Exhibit “C” of this Agreement, no tenant under the Leases has received any financing, or commitment to extend financing, from Seller in respect of any tenant improvements or for any other purposes; and Seller will not, hereafter and prior to the Closing Date, modify the Leases, accept any termination or surrender of the Lease or enter into any agreement extending the term of the Lease, without the prior written consent of Buyer, as more fully set forth in Section 5.8 above.

7.19 The Real Property is properly zoned for its current use. Seller has not received any notification in writing from any governmental authority that the Real Property is lacking any permits or licenses necessary for the operation and occupancy of the Real Property. No notice, notification, demand, request for information, citation, summons or order has been received by Seller and Seller has no knowledge that any complaint has been filed, penalty has been assessed or investigation or review is pending or threatened by any governmental authority with respect to any alleged failure by Seller to have any permit, license or authorization required in connection with the use, maintenance and operation of the Property, or with respect to any generation, treatment, storage, recycling, transportation, release or disposal of any Hazardous Substances. To the best of Seller’s knowledge (but without having conducted any research or inspection), and subject to information contained in any environmental study or report delivered to Buyer as contemplated in Exhibit “C” of this Agreement, there is no asbestos or other Hazardous Substances on, under or about the Real Property.

7.20 To Seller’s knowledge, no fact or condition exists which would result or could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Property.

7.21 None of Seller, any affiliate of Seller, or any person owning an interest in Seller or any such affiliate, is or will be an entity or person (i) listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 23, 2001 (the “Executive Order”), (ii) included on the most current list of “Specially Designated

Nationals and Blocked Persons” published by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) (which list may be published from time to time in various media including, but not limited to, the OFAC website page), (iii) which or who commits, threatens to commit or supports “terrorism,” as that term is defined in the Executive Order, or (iv) affiliated with any entity or person described in clauses (i), (ii), or (iii) above (any and all parties or persons described in clauses (i) through (iv) are herein referred to individually and collectively as a “Prohibited Person”).

If any representation of Seller set forth in this Section 7 shall be untrue, either Seller or Buyer shall promptly notify the other as soon as such party discovers such and Seller shall be given a reasonable opportunity to correct such circumstance which shall render the representation untrue so that the representation becomes true as of Closing. Should Seller, after good faith efforts, be unable to take such steps as are necessary to render the representation true within thirty (30) days from Seller’s or Buyer’s discovery of such untruth, then Buyer shall have the option of cancelling this Agreement whereupon the Deposit together with interest thereon shall be refunded to Buyer or Buyer may elect to close on the purchase of the Property subject to the untrue representation. If any of the foregoing representations and warranties by Seller are untrue but are not discovered to be untrue by Seller or Buyer prior to the Closing, then Buyer shall have the right to seek damages against Seller arising out of such untrue representation(s) provided that such action is initiated no later than eighteen (18) months after the date of the Closing. Seller shall indemnify and defend Buyer against any claim, liability, damage or expense asserted against or suffered by Buyer arising out of the breach or inaccuracy of any such representation or warranty.

7.22 As of the Effective Date, Seller is solvent and the consummation of the transaction contemplated by this Agreement shall not render Seller insolvent.

7.23 Any currently existing tax abatement or other tax concessions applicable to the Property will continue in full force and effect after the conveyance of the Property to Buyer, subject to the terms and conditions of said abatement.

8. Buyer’s Representations and Warranties. Buyer makes the following representations and warranties as of the date of execution of this Agreement and as of the Closing Date:

8.1 Buyer is a real estate investment trust, duly organized and validly existing under the laws of the State of Maryland and that the person executing this Agreement has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein

8.2 Except for the consent of Buyer’s Board of Trustees as referenced in Section 4.4 above, no consent or approval or other authorization of, or exemption by, or declaration or filing with, any person or entity and no waiver of any right by any person or entity is required to authorize or permit, or is otherwise required as a condition of the execution and delivery and performance of this Agreement by Buyer;

8.3 To Buyer’s actual knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

8.4 Performance of this Agreement by Buyer will not result in any breach of or constitute any default under any agreement or other instrument to which Buyer is a party or to which Buyer might be bound.

9. Further Covenants. The parties further covenant with each other as follows:

9.1 Each party and its respective representatives shall hold in strictest confidence all confidential, non-public data and information obtained with respect to the other party or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that each party may disclose such data and information (a) to its respective employees, officers, directors, trustees, prospective partners, lenders, consultants, accountants, attorneys; (b) in connection with that party’s enforcement of its rights hereunder; (c) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement required by applicable law; (d) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); or (e) to potential investors, participants or assignees in or of the transaction contemplated by this Agreement or such party’s rights therein, provided that such persons are advised of such obligation and agree in writing to treat such data and information confidentially. In the event of a breach or threatened breach by a party or its agents or representatives of this Section, the other party shall be entitled to an injunction restraining the non-performing party or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the non-breaching party from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section shall survive any termination of this Agreement prior to the Closing, provided that the Buyer shall be released from the provisions of confidentiality of this Section after Closing. In the event of the termination of this Agreement, prior to Closing, the parties shall return all documents obtained from the other received in contemplation of performing duties pursuant to this Agreement.

9.2 Neither party will issue a press release regarding this Agreement without the other party’s prior written consent. Notwithstanding the foregoing, Seller and Buyer have the right to publicly disclose this transaction as may be required by the rules and regulations of the U.S. Securities and Exchange Commission. Upon Closing, Seller and Buyer may each announce the sale in accordance with its customary press release procedure, but any such press release shall be subject to reasonable prior review and approval by the other party.

10. Eminent Domain and Casualty.

If, prior to the Closing, the entire Property is taken by eminent domain or proceedings have begun to so take the Property, the Agreement shall be deemed cancelled. If only part of the Property is so taken (or proceedings have begun), Buyer shall have the option of (a) proceeding with the Closing and acquiring the Property as affected by such taking (together with all compensation and damages awarded or the right to receive the same), or (b) canceling this Agreement. If Buyer elects option (a) above, Seller agrees to assign to Buyer at the Closing its rights to such compensation and damages, and will not settle any proceedings relating to such taking without Buyer’s prior written consent. Seller shall promptly notify Buyer of any actual or threatened condemnation affecting the Property.

If, prior to the Closing, the Property or any part thereof, should be destroyed or damaged and the cost to repair same is reasonably estimated to be equal to or greater than $100,000, then Buyer shall have the option of (a) proceeding with the Closing and acquiring the Property subject to the damage, with a credit against the Purchase Price in the amount of the cost to repair and restore (as evidenced by two licensed contractors’ estimates produced one each by the Buyer and by the Seller, with the average of the two being taken as the amount of such credit) in which case the Seller shall be entitled to the insurance proceeds or (b) cancelling this Agreement. If the cost to repair, as determined in accordance with the foregoing, is less than $100,000 then Buyer shall not have the right to cancel this Agreement by virtue of such damage and Buyer shall be entitled to a credit in the amount of the cost to repair, as determined in accordance with the foregoing provisions.

If this Agreement is cancelled pursuant to this Section 10, then (i) Buyer shall return to Seller all original materials supplied by Seller (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 above, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than two (2) business days from notice to the Title Company) returned to Buyer.

11. Time is of the Essence.

Time is of the essence for performance of this Agreement and the Escrow by Buyer and Seller.

12. Notices.

Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to the other party if served either personally, by overnight courier for next business day delivery or via facsimile (together with subsequent delivery via overnite courier service or personal delivery in the case of a notice of default). If such notice, demand or other communication is served personally or by overnight courier, delivery shall be conclusively deemed made at the time of such delivery. If such notice, demand or other communication is given by facsimile same shall be conclusively deemed made at the date and time of the delivery to the recipient provided that (1) the sender retains a copy of the transmittal with the date and time stamped thereon and (ii) the facsimile is transmitted by 5:00 p.m. (recipient’s time) on a business day, failing which notice by facsimile is deemed to be received on the next business day. If such notice, demand or other communication is given by overnight courier, such service shall be conclusively deemed given upon the recipient party’s receipt or refusal to accept same, all methods of delivery to be sent to the following addresses:

To Buyer:	Timothy J. Fowler
Universal Health Realty Income Trust
3525 Piedmont Road, N.E.
Building 7, Suite 202
Atlanta, GA 30305
Telephone: (404) 816-1936
Facsimile: (404) 816-9329

With a copy to:	Universal Health Realty Income Trust
c/o Universal Health Services, Inc.
367 S. Gulph Road
King of Prussia, PA 19406
Attn: Cheryl K. Ramagano
Telephone: (610) 768-3300
Facsimile: (610) 992-4560

And with another copy to:	Adele I. Stone, Esquire
Atkinson, Diner, Stone, Mankuta & Ploucha, P.A.
One Financial Plaza, Suite 1400
100 S.E. 3rd Avenue
Ft. Lauderdale, FL 33394
Telephone: (954) 925-5501
Facsimile: (954) 920-2711

To Seller:	TUSCANY PROFESSIONAL BUILDING, L.P.
c/o Steven Katzman, M.D.
[for mail]
P.O. Box 7195
Dallas, TX 75209
[for delivery]
701 Tuscan Drive, Suite 110
Irving, Texas 75039
Telephone: (214) 496-1100
Facsimile: (214) 496-1110

With a copy to:	PM Realty Group
3811 Turtle Creek Blvd, Suite 430
Dallas, TX 75219
Attn: Glen W. Perkins
Telephone: (972) 850-1239
Facsimile: (972) 792-0408

And with another copy to:	Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, TX 75202-2799
Attn: James H. Wallenstein
Telephone: (214) 468-3391
Facsimile: (214) 880-0011

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto. Notices from or to a party’s attorney at or prior to the Closing Date shall be deemed notice from or to that party.

13. Further Assurances.

Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

14. Attorneys’ Fees.

In the event any litigation arising out of or relating to this Agreement, the prevailing party in such action at the trial and appellate levels shall be entitled to reasonable attorneys’ fees and paralegal fees, and such costs and expenses as may be fixed by the Court.

15. Modifications or Amendments.

No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties hereto.

16. Successors and Assigns.

Buyer shall have the right to assign this Agreement to an affiliated entity, or to a special purpose entity or affiliate formed by Buyer for purposes of this acquisition. Any other assignment by Buyer shall require the prior written consent of Seller. Each and all of the covenants and conditions of this Agreement shall inure to the benefit of and shall be binding upon the respective heirs, executors, administrators, successors and assigns of Buyer and Seller. For purposes of this Agreement, an affiliated entity shall mean a corporation, limited liability company or other entity controlling or under common control with Buyer or in which Buyer or Universal Health Services, Inc., owns at least a fifty percent (50%) profit interest. No such assignment or transfer shall relieve Buyer from its obligations hereunder.

17. Exhibits.

All exhibits attached hereto and referred to herein are hereby incorporated herein as though set forth at length.

18. Separate Counterparts; Facsimile Signatures.

This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same instrument; and, facsimile or electronically submitted signatures of the authorized representatives of the parties hereto shall be considered original signatures for all intents and purposes.

19. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties and any and all prior agreements, understandings or representations are hereby terminated and cancelled in their entirety and are of no force or effect. Except as expressly set forth herein, there are no representations or warranties, expressed or implied, made by either party to the other.

20. Captions.

The captions appearing at the commencement of the Sections hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the Section at the head of which it appears, the Section and not such caption shall control and govern in the construction of this Agreement.

21. No Obligation to Third Parties.

The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereto, to any person or entity other than each other.

22. Number and Gender.

In this Agreement whenever the context so requires, the masculine gender includes the feminine and/or neuter, and vice versa, and the singular number includes the plural.

23. Waiver.

The waiver by any party to this Agreement of a breach or any provision of this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach whether of the same or another provision of this Agreement.

24. Applicable Law and Severability.

This Agreement shall, in all respects, be governed by the laws of the State of Texas applicable to agreements executed and to be wholly performed within the State of Texas. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

25. Survival.

Except as otherwise expressly set forth herein to the contrary, the covenants, warranties, representations and indemnities contained herein shall survive the Closing for a period of one (1) year.

26. Expenses.

Except as expressly otherwise provided herein, the parties shall each pay their own costs and expenses in connection with the negotiation, execution and delivery of this Agreement.

27. No Hazard Insurance.

No hazard, peril or liability insurance policy is to be obtained or transferred through this Agreement, and neither Seller nor Title Company has any responsibility or liability for such coverage.

28. Performance of Acts on Business Days.

In the event that the final date for payment of any amount or performance of any act hereunder falls on a Saturday, Sunday or federally recognized bank holiday, such payment may be made or act performed on the next succeeding business day. As used in this Agreement, the term “business day(s)” shall mean and refer to a day which is not a Saturday, Sunday or federally recognized bank holiday.

29. Damages and Default.

In the event of a failure or refusal of either party to comply with its obligations hereunder, the following shall apply:

a. If Buyer fails or refuses to timely comply with Buyer’s obligations hereunder for any reason other than the failure of an express condition to Buyer’s obligations set forth in this Agreement, or Seller’s default under this Agreement, and Buyer fails to cure such default within five (5) business days after receiving written notice thereof from Seller (except that there shall be no cure period for Buyer’s failure to timely close on or before the Closing Date), then Seller may terminate this Agreement upon written notice to Buyer; and as Seller’s sole and exclusive remedy (subject to the immediately following sentence) the Title Company shall pay to Seller the Deposit together with interest earned thereon, it being agreed that the Deposit will be delivered to Seller as liquidated damages and not a penalty, in full satisfaction of Seller’s claims against Buyer hereunder. In addition, however, Buyer shall also return to Seller all original materials supplied by Seller (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, and Buyer shall continue to be responsible for it indemnification obligation under Section 4.2 above. Seller and Buyer agree that it is difficult to determine the actual amount of Seller’s damages arising out of Buyer’s breach but said amount is a fair estimate of those damages which have been agreed to by the parties in a sincere effort to make the damages certain.

b. Should Seller fail or refuse to timely comply with Seller’s obligations hereunder for any reason other than the failure of an express condition to Seller’s obligation set forth in this Agreement, or Buyer’s default under this Agreement, and Seller fails to cure such default within five (5) business days after receiving written notice (“Default Notice”) thereof from Buyer (except that there shall be no cure period for Seller’s failure to timely close on or before the Closing Date), then (i) Buyer may terminate this Agreement upon written notice to Seller, whereupon Buyer shall be entitled to receive an immediate return of the Deposit together with the interest earned thereon from the Title Company plus Seller shall reimburse Buyer for the verifiable out-of-pocket expenses paid by Buyer to unrelated third parties in relation to its inspection of the Property, or (ii) Buyer may enforce specific performance of this Agreement. The above remedies shall be Buyer’s sole and exclusive remedies for default by Seller hereunder. In the event Buyer elects to seek specific performance of this Agreement, Buyer shall (i) initiate any litigation seeking such specific performance within two (2) years and thirty (30) days following Buyer’s delivery of the Default Notice and (ii) contemporaneously with the filing of such litigation, deposit the entire Purchase Price (less the Deposit) into the registry of the court in which such litigation is initiated, and at the direction of Buyer, if legally required in order to maintain such specific performance action, Title Company will release the Deposit to the court registry.

30. No Consequential Damages. Notwithstanding anything contained in this Agreement to the contrary, the parties agree that neither Buyer nor Seller shall be responsible for, obligated for, or liable for consequential or other similar damages to the other under any provision of this Agreement or otherwise.

31. Financial Statements. If any governmental body or agency (including, without limitation, the Securities and Exchange commission), or rule or regulation thereof, requires the delivery after the Closing of any financial statements or other reports or information which relates to the Property and, in whole or in part, to any period of time prior to the date of the Closing, Seller shall (without cost or expense to Buyer) cooperate with Buyer in the preparation and delivery thereof and shall furnish to Buyer all necessary statements, reports and other information relating to the period prior to the date of the Closing, within thirty (30) days after the Seller is requested to deliver the same.

32. No Recording. Buyer agrees not to record a copy of this Agreement or any memorandum of this Agreement, nor any other document relevant to this Agreement prior to the Close of Escrow. Any such recording shall automatically cancel and render null and void this Agreement at the election of Seller.

33. Tax Deferred Exchanges. Each party shall have the right (provided that the party exercising the right, herein called the “Exchanger”, has notified the other party in writing at least five (5) business days prior to the Closing Date) to designate an exchange agent to facilitate a tax free exchange which the Exchanger may want to effect. Each party agrees to cooperate with the other in effecting such an exchange provided that the non-Exchanger shall not incur any additional liability or financial obligation as a consequence of the Exchanger’s exchange and the Closing Date shall not be extended thereby. The Exchanger shall indemnify and hold the non-Exchanger harmless from any and all liabilities, claims, losses, or actions which non-Exchanger incurs or to which non-Exchanger may be expose as a result of non-Exchanger’s participation in the contemplated exchange, inclusive of reasonable attorneys’ fees and other costs of defense. This Agreement shall not be subject to, or contingent upon, the Exchanger’s ability to effectuate an exchange. In the event any exchange contemplated by the Exchanger should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

34. Effective Date. The Effective Date shall be the date when the last of the Buyer and Seller signs this Agreement, provided that each shall promptly deliver to the other, via email, an Agreement signed by the sender.

35. Other Terms.

35.1 Seller represents and warrants that the Property has not been listed with a real estate brokerage firm other than PM Realty Group, L.P. within the last two (2) years, which warranty shall survive the Closing.

35.2 The Buyer will employ PM Realty Group, L.P., or an affiliated entity to manage and lease the Property for at least two (2) years after the closing of the purchase, subject to termination only for cause. The terms and conditions of the property management and leasing agreements for the Property shall be consistent with the terms and conditions in the Property Management Agreement for the Texoma Medical Plaza except that the management fee payable to PM Realty Group, L.P. or its affiliated entity under the management agreement will be equal to 2% annually of receipts from the Property (but excluding insurance proceeds, security deposits and capital items reimbursed by tenants).

35.3 As has been previously disclosed to the Buyer, it is the intent of the Seller and the other sellers of the following properties (the “Assets”):

(a) Lake Pointe Medical Arts Building situate at 7501 Lakeview Parkway, Rowlett, TX;

(b) Forney Medical Plaza, situate at 763 East U.S. Highway 80, Forney, TX; and

(c) The Property the subject of this Agreement,

to sell all three Assets. Accordingly, if the Buyer or its affiliate elects to forgo the acquisition of any of the Assets (such as terminating a purchase and sale agreement during the applicable contingency period), except as a result of the applicable seller’s failure or refusal to close on the sale for any reason other than a default by the buyer therein, then Seller hereunder shall have the right, at its sole option, to terminate the sale of the Property under this Agreement; whereupon (i) Buyer shall return to Seller all original materials supplied by Seller to Buyer (and not supplied by email or via internet site) on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 above, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than three (3) business days from notice to the Title Company) returned to Buyer forthwith; provided, however, that this right of termination of this Agreement shall terminate upon the completion of the Closing hereunder. Likewise, if the Seller or the seller of any of the Assets fails or refuses to close on the sale of any of the Assets to Buyer or its affiliate for any reason, except as a result of the applicable buyer’s failure or refusal to close on the sale for any reason other than a default or failure to deliver title to the Asset free of defects by the seller therein, then Buyer hereunder shall have the right, at its sole option to terminate the sale of the Property under this Agreement; whereupon (i) Buyer shall return to Seller all original materials (i.e., and not supplied by email or via internet site) supplied by Seller to Buyer on account of this transaction and shall also deliver to Seller, without warranty or representation of any kind, copies of all studies and reports obtained by Buyer with regard to the physical characteristics of the Property, (ii) the parties shall have no further liability to one another except Buyer’s indemnification obligation under Section 4.2 above, and (iii) the Deposit and all interest earned thereon shall be promptly (i.e., no later than three (3) business days from notice to the Title Company) returned to Buyer forthwith. The right of termination of this Agreement set forth in this Section 35.4 shall terminate upon the completion of the Closing hereunder.

36. Prohibited Persons. Seller covenants and agrees that none of Seller, any affiliate of Seller, or any person owning an interest in Seller or any such affiliate, will (i) conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including, but not limited to the making or receiving of any contribution of funds, good, or services, to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order. Seller further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by Buyer, confirming that (i) Seller is not a Prohibited Person and (ii) Seller has not engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, good, or services, to or for the benefit of a Prohibited Person.

37. UHT. THE DECLARATION OF TRUST ESTABLISHING UNIVERSAL HEALTH REALTY INCOME TRUST, FILED AUGUST 6, 1986, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (“DECLARATION”), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE

STATE OF MARYLAND, PROVIDES THAT THE NAME “UNIVERSAL HEALTH REALTY INCOME TRUST,” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE TRUST. ALL PERSONS DEALING WITH THE TRUST, IN ANY WAY, WHETHER UNDER THIS AGREEMENT OR IN ANY AGREEMENT REFERENCED HEREIN OR EXECUTED IN CONNECTION HEREWITH, SHALL LOOK ONLY TO THE ASSETS OF THE TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“BUYER”		“SELLER”

UNIVERSAL HEALTH REALTY INCOME TRUST		TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership

By:	/s/ Timothy J. Fowler	By:	/s/ Steven Katzman
Its:	Vice President	Its:	President
Date:	May 25, 2011	Date:	May 26, 2011

FIRST ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS FIRST ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 26, 2011, (“Agreement”), entered into by and between TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Contingency Period set forth in Section 4.4 is hereby extended to July 15, 2011.

1.

This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

2.	In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Addendum and make the same effective as of the date of the last of them to sign below.

Dated: June 28, 2011 BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

	By:	/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

Dated: June 29, 2011 SELLER:

TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited Partnership

	By:	/s/ Steven Katzman
Print Name: Steven Katzman
Print Title: President of G.P., Tuscany Mgmt, LLC

SECOND ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS SECOND ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated June 29, 2011, (together the “Agreement”), entered into by and between TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Contingency Period set forth in Section 4.4 is hereby extended to July 22, 2011.

1.

This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

2.	In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Addendum and make the same effective as of the date of the last of them to sign below.

Dated: July 14, 2011 BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

		By	/s/ Cheryl Ramagano
Cheryl K. Ramagano, Vice President

Dated: July 14, 2011 SELLER:

TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited Partnership

	By:	/s/ Steven M. Katzman
Name: Steven M. Katzman
Title: President, Tuscany Mgmt. LLC., G.P.

THIRD ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS THIRD ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated June 29, 2011, and Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 14, 2011 (collectively the “Agreement”), entered into by and between TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Contingency Period set forth in Section 4.4 is hereby extended to July 27, 2011.

2. This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

3. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Addendum and make the same effective as of the date of the last of them to sign below.

Dated: July 21, 2011	BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

	By:	/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

Dated: July 21, 2011	SELLER:

TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited Partnership

	By:	/s/ Steven M. Katzman
Print Name: Steven M. Katzman
Print Title: President, Tuscany Mgmt LLC, G.P.

FOURTH ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS FOURTH ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated June 29, 2011, the Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 14, 2011, and the Third Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 21, 2011, (collectively the “Agreement”), entered into by and between TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Contingency Period set forth in Section 4.4 is hereby extended to August 1, 2011.

2. This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

3. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Addendum and make the same effective as of the date of the last of them to sign below.

Dated: July 27, 2011	BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

	By:	/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

Dated: July 27, 2011	SELLER:

TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited Partnership

	By:	/s/ Steven M. Katzman
Print Name: Steven M. Katzman
Print Title: President, Tuscany Mgmt LLC, G.P.

FIFTH ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS FIFTH ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated June 29, 2011, Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 14, 2011, Third Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 21, 2011, and Fourth Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 27, 2011 (collectively the “Agreement”), all relating to Tuscan Professional Building located at 701 Tuscan Drive, Irving, Texas 75039, and being situated on a tract of land commonly referred to as Lot 5, Block A, Tuscan Park, Third Installment, Revised, an Addition to the City of Irving, Dallas County, Texas, according to the plat thereof recorded in Volume 2002120, Page 148 of the Map Records of Dallas County, Texas (the “Property”), such Agreement having been entered into by and between TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. In consideration of Buyer accepting CSANT as the tenant of Suite 240, Seller has agreed to reduce the Purchase Price by One Hundred Twenty Five Thousand ($125,000.00) Dollars so that the Purchase Price is now Fifteen Million Four Hundred and Seventy Five Thousand ($15,475,000.00) Dollars. Notwithstanding the immediately preceding sentence, however, if prior to the Closing CSANT assigns its lease or subleases its premises to a party acceptable to Buyer and under terms and conditions acceptable to Buyer, with such tenant meeting financial criteria acceptable to Buyer, including guarantor(s) if Buyer deems same necessary, then the price reduction described in the immediately preceding sentence shall be negated and the immediately preceding sentence shall have no force or effect.

2. In connection with the Existing Mortgage, Seller acknowledges that Buyer has applied to assume same and will continue to pursue its application in a diligent manner. Seller agrees that it will cooperate with Buyer in the assumption process. In this regard the parties further agree as follows:

(a)

Buyer agrees that it will not seek to consummate this transaction through a process sometimes referred to as a “reverse §1031 transaction”, unless both (i) the Existing Mortgagee will agree to same and (ii) Buyer’s request for a “reverse §1031 transaction” does not cause a delay in the Existing Mortgagee’s process for reviewing Buyer’s application for assumption approval. However, this does not restrict Buyer’s right to consummate this transaction through a traditional §1031 exchange transaction.

(b)

The initial Mortgagee Contingency Period is hereby extended until August 31, 2011, subject to the two additional extension periods of thirty (30) days each set forth in Section 2.1(c) of the Agreement.

(c)

The Closing, pursuant to Section 5.2 of the Agreement, shall occur fifteen (15) days following the earlier of (i) the date on which the Existing Mortgagee grants permission for Buyer to assume the Existing Mortgage and delivers to Buyer and Seller the assumption documentation for the parties to sign (“Mortgage Assumption Approval”), but in no event earlier than September 30, 2011 (unless Buyer elects to close earlier following the Mortgage Assumption Approval) and (ii) the expiration of the Mortgagee Contingency Period, as may be extended as set forth herein.

3. The parties acknowledge that the Contingency Period as described in Section 4.4 of the Agreement expires on Monday, August 1, 2011. The parties further acknowledge that except as specifically described in this Fifth Addendum (including but not limited to Paragraph 6 requiring an Estoppel Certificate from DCURD and Paragraph 7 below requiring tenant Estoppel Certificates), Seller has no further obligations for the delivery of items pursuant to Section 4.3 and Exhibit C of the Agreement, except that Seller will cooperate with Buyer in delivering such information as Buyer may reasonably request.

4. In consideration of the Seller extending the initial Mortgagee Contingency Period to August 30, 2011, Buyer shall promptly (i.e., no later than three (3) business days from the date hereof) deliver to the Title Company an additional Deposit in the amount of Two Hundred Thousand ($200,000.00) Dollars which shall be held by the Title Company in the same manner as the initial Deposit is being held and wherever in the Agreement the word “Deposit” appears, it shall include the additional Deposit. The total Deposit is now Three Hundred Thousand ($300,000.00) Dollars.

5. Seller acknowledges that the Las Colinas Association (“Association”) has delivered to Buyer a letter, attached hereto as Exhibit A (the “Association Letter”), outlining certain deficiencies of the Property under the Association’s Declaration. With regard to such letter, the parties hereby agree as follows:

(a)

To the extent that it is practicable for Seller to comply with items required by the Association Letter prior to the Closing, then Seller shall provide to Buyer at least five (5) business days prior to the Closing a written confirmation from the Association or other evidence reasonably satisfactory to Buyer that such items have been completed in compliance with the Declaration.

(b)

To the extent that it is not practicable for Seller to comply with items required by the Association Letter prior to the Closing (primarily due to the weather conditions in the area), then Seller agrees that at the Closing Seller shall grant Buyer a reasonable allowance, as an offset against the Purchase Price, which allowance will be based on estimates prepared by contractors reasonably acceptable to Buyer (and licensed to the extent that licensing is available for contractors performing the particular type of work), for Buyer to complete the items in the Association Letter subsequent to the Closing.

6. It shall be a condition to Buyer’s obligation to consummate this transaction that at least five (5) business days prior to Closing, Seller shall deliver to Buyer a fully signed Estoppel Certificate from the Dallas County Utility and Reclamation District (“DCURD”) in form and substance comparable to the form attached hereto as Exhibit B, dated no earlier than August 1, 2011; and if such Estoppel Certificate is dated more than thirty (30) days prior to Closing, Seller will deliver to Buyer, at least fifteen (15) days prior to Closing, a written confirmation from DCURD, reasonably acceptable to Buyer that the facts in such Estoppel Certificate are still true and correct. Further, at the time of Closing, Seller and Buyer shall enter into an Assignment and Assumption of Agreement relating to the DCURD Tax Abatement and Development Agreement in the form attached hereto as Exhibit C. Following the Closing, the Buyer shall cause the Assignment and Assumption Agreement to be delivered to DCURD for signature.

2

7. The tenant Estoppel Certificates to be delivered to Buyer pursuant to Section 4.3 of the Agreement shall be dated no earlier than August 1, 2011; and if any such Estoppel Certificate is dated more than thirty (30) days prior to Closing, Seller will deliver to Buyer an updated Estoppel Certificate signed by each such tenant dated no more than thirty (30) days prior to Closing, or written confirmation from each such tenant dated no more than thirty (30) days prior to Closing that the initial Estoppel Certificate is still true and correct. The parties further agree that if and to the extent that the Existing Mortgagee requires a certain form of Estoppel Certificate in connection with the assumption of the Existing Mortgage, then if requested by Seller the parties will combine Buyer’s form and the form of the Existing Mortgagee into one Estoppel Certificate.

8. This Fifth Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Fifth Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

9. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Fifth Addendum and make the same effective as of the date of the last of them to sign below.

Dated: August 1, 2011			BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

	By:		/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

Dated: August 1, 2011			SELLER:

TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited Partnership

	By:		Tuscany Management, L.L.C.,
a Texas limited liability company,
its sole General Partner

		By:	/s/ Steven M. Katzman
Steven M. Katzman
Manager

3

SIXTH ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS SIXTH ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated June 29, 2011, Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 14, 2011, Third Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 21, 2011, Fourth Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 27, 2011, and the Fifth Addendum to Agreement for Purchase and Sale and Escrow Instructions dated August 1, 2011 (collectively the “Agreement”), all relating to Tuscan Professional Building located at 701 Tuscan Drive, Irving, Texas 75039, and being situated on a tract of land commonly referred to as Lot 5, Block A, Tuscan Park, Third Installment, Revised, an Addition to the City of Irving, Dallas County, Texas, according to the plat thereof recorded in Volume 2002120, Page 148 of the Map Records of Dallas County, Texas (the “Property”), such Agreement having been entered into by and between TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The parties acknowledge that the Existing Mortgagee has issued a letter dated September 6, 2011 consenting to the Buyer’s assumption of the Existing Mortgage subject to a number of conditions to be fulfilled by Buyer and Seller prior to Closing, to Existing Mortgagee’s satisfaction (“Conditional Consent Letter”). Seller agrees to sign the Conditional Consent Letter and deliver same to Existing Mortgagee on or before September 14, 2011. Pursuant to the Conditional Consent Letter, Existing Mortgagee will be delivering Assumption/Modification Documents to Buyer and Seller for signature as referenced in paragraph 5 of the Conditional Consent Letter. The Closing must occur on or before November 30, 2011 pursuant to the Conditional Consent Letter. Accordingly, both Buyer and Seller agree to cooperate with each other in the delivery to Existing Mortgagee of copies of existing documentation as may be requested by Existing Mortgagee, and Buyer and Seller shall use good faith efforts to provide Existing Mortgagee with any additional requirements of the Conditional Consent Letter (except as modified in the Agreement and/or paragraphs 2, 3 or 4 of this Sixth Addendum to require Buyer to pay a sum or provide an item that in the Conditional Consent Letter is required of Seller). As to any such requirement which (i) requires Buyer or Seller to assume additional liability or (ii) requires Buyer or Seller to provide a guarantor or indemnitor for any part of the Existing Mortgage loan or (iii) imposes on Buyer or Seller a condition or requirement not specifically identified in the Conditional Consent Letter or (iv) which modifies the terms of the Existing Mortgage loan in a manner which is not approved by Buyer, which approval shall not be unreasonably withheld provided that the modified term is not material to the Buyer, or (v) demands of either Buyer or Seller a condition which is not commercially reasonable, based on other loan transactions of this nature, then Buyer or Seller, whichever being the affected party, shall have the right to refuse to meet such requirement. In such case, if Existing Mortgagee shall not modify such requirement in a manner which is acceptable to Buyer or Seller, as applicable, then within three (3) business days of Existing Mortgagee’s written denial of Buyer’s or Seller’s request for a modification of any objectionable requirement, Buyer shall have the right to either satisfy the Existing Mortgage at Closing, including payment of the required prepayment penalty or premium, at Buyer’s sole expense, or terminate this Agreement; and if Buyer elects to terminate, the

1

parties shall be governed by paragraph 2.1(c) of the Agreement with respect to termination and the return of Buyer’s Deposit. If the conditions of the Conditional Consent Letter are fulfilled by Buyer and Seller and therefore, Buyer has not elected to terminate this Agreement, the parties shall close at such time as the Existing Mortgagee dictates that the Closing shall occur, but in no event earlier than September 30, 2011, subject to other requirements and conditions of this Agreement to be fulfilled by Buyer and Seller.

2. The concluding sentence in numbered paragraph 1 of the Conditional Consent Letter requires Seller to pay all fees and charges of Existing Mortgagee’s outside counsel as well as to pay “all other expenses of any nature arising out of, or in connection with, the Transaction [“Transaction” defined in the Conditional Consent Letter as being the assumption of the Existing Mortgage], regardless of whether the Transaction is finalized.” Buyer hereby agrees to pay all of such fees, charges and other expenses (“Assumption Costs”) and to indemnify and hold Seller harmless from such fees, charges and other expenses, if (i) the assumption of the Existing Mortgage is approved by Existing Mortgagee or .(ii) the assumption of the Existing Mortgage is not approved by Existing Mortgagee due to the failure or refusal of Buyer to meet a condition required of Buyer by Existing Mortgagee. Seller shall pay all of the Assumption Costs if the assumption of the Existing Mortgage is not approved by Existing Mortgagee due to the failure or refusal of Seller to meet a condition required of Seller by Existing Mortgagee and Seller hereby agrees to indemnify and hold Buyer harmless from the Assumption Costs in such case.

3. Numbered paragraph 4 and numbered paragraph 7 of the Conditional Consent Letter require Seller to pay a transfer fee to Existing Mortgagee upon the closing of the sale contemplated in the Agreement. Buyer agrees that if and upon the Closing of such sale, Buyer will pay such transfer fee and will indemnify and hold Seller harmless from any obligation to pay such transfer fee.

4. Numbered paragraph 8 of the Conditional Consent Letter requires Seller to deliver certain title insurance items to Existing Mortgagee upon the closing of the sale contemplated in the Agreement. Buyer agrees that if and upon the Closing of such sale, Buyer will pay all costs necessary to supply such title insurance items to Existing Mortgagee and will indemnify and hold Seller harmless from any obligation to pay for such title insurance items.

5. This Sixth Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Sixth Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

6. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

[continued on the next page]

2

IN WITNESS WHEREOF, the Parties have duly executed this Sixth Addendum and make the same effective as of the date of the last of them to sign below.

Dated: September 13, 2011		BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

	By:	/s/ Timothy J. Fowler
Timothy J. Fowler, Vice President

Dated: September 13, 2011	SELLER:

TUSCANY PROFESSIONAL BUILDING, L.P.,
a Texas limited Partnership

By: Tuscany Management, L.L.C.,
a Texas limited liability company,
its sole General Partner

By:	/s/ Steven M. Katzman
Steven M. Katzman
Manager

3

SEVENTH ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS SEVENTH ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011, as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated June 29, 2011, Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 14, 2011, Third Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 21, 2011, Fourth Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 27, 2011, the Fifth Addendum to Agreement for Purchase and Sale and Escrow Instructions dated August 1, 2011, (the “Fifth Addendum”) and the Sixth Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated September 13, 2011 (collectively the “Agreement”), all relating to Tuscan Professional Building located at 701 Tuscan Drive, Irving, Texas 75039, and being situated on a tract of land commonly referred to as Lot 5, Block A, Tuscan Park, Third Installment, Revised, an Addition to the City of Irving, Dallas County, Texas, according to the plat thereof recorded in Volume 2002120, Page 148 of the Map Records of Dallas County, Texas (the “Property”), such Agreement having been entered into by and between TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows:

1. The Buyer and Seller shall close on the transaction on or before November 29, 2011, subject to the terms and conditions of the Agreement, including but not limited to paragraph 1 of the Sixth Addendum, as modified by this Addendum and the terms of the Conditional Consent Letter.

2. The Deposit will be increased to a total of Eight Hundred Thousand ($800,000.00) Dollars by the following payments to be made by the Buyer, which payments shall be held by the Title Company in the same manner as the initial Deposit is being held and wherever in the Agreement the word “Deposit” appears, it shall include the additional Deposits provided in this paragraph:

a.	Buyer shall promptly (i.e., no later than three (3) business days from the date hereof) deliver to the Title Company an additional Deposit in the amount of Four Hundred Thousand ($400,000.00) Dollars.

b.

Buyer shall deliver to the Title Company an additional Deposit in the amount of One Hundred Thousand ($100,000.00) Dollars not later than three (3) business days after (i) the fulfillment to the satisfaction of the Existing Mortgagee of all of the conditions to be fulfilled by Buyer and Seller prior to Closing provided in the Conditional Consent Letter, and (ii) the acceptance by Buyer and Seller of the loan assumption documents for the Existing Mortgagee to be executed at Closing.

3. The requirement provided in the first sentence of Paragraph 6 of the Fifth Addendum for Seller to provide an update to the fully signed Estoppel Certificate from the Dallas County Utility and Reclamation District (“DCURD”) is hereby waived. The remainder of said Paragraph 6 remains in full force and effect.

1

4. This Seventh Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Seventh Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

5. In all other respects, where not in conflict herewith, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Seventh Addendum and make the same effective as of the date of the last of them to sign below.

Dated: October 12, 2011	BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

	By:	/s/ Cheryl Ramagano
Cheryl Ramagano, Vice President

Dated: October 12, 2011	SELLER:

TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited Partnership

	By:	Tuscany Management, L.L.C.,
a Texas limited liability company,
its sole General Partner

By:	/s/ Steven M. Katzman
Steven M. Katzman
Manager

2

EIGHTH ADDENDUM TO AGREEMENT FOR PURCHASE

AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS

THIS EIGHTH ADDENDUM to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 25, 2011 (the “Original Agreement”), as modified by the First Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated June 29, 2011, Second Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 14, 2011, Third Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 21, 2011, Fourth Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated July 27, 2011, the Fifth Addendum to Agreement for Purchase and Sale and Escrow Instructions dated August 1, 2011 (the “Fifth Addendum”), the Sixth Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated September 13, 2011 (the “Sixth Addendum”), and the Seventh Addendum to Agreement for Purchase and Sale of Property and Escrow Instructions dated October 12, 2011 (the “Seventh Addendum”) (with the Original Agreement as modified by all such Addenda being sometimes referred to collectively hereinafter as the “Current Agreement”), all relating to Tuscan Professional Building located at 701 Tuscan Drive, Irving, Texas 75039, and being situated on a tract of land commonly referred to as Lot 5, Block A, Tuscan Park, Third Installment, Revised, an Addition to the City of Irving, Dallas County, Texas, according to the plat thereof recorded in Volume 2002120, Page 148 of the Map Records of Dallas County, Texas (the “Property”), such Agreement having been entered into by and between TUSCANY PROFESSIONAL BUILDING, L.P., a Texas limited partnership (“Seller”) and UNIVERSAL HEALTH REALTY INCOME TRUST (“Buyer”), shall be modified as follows (with the Current Agreement as modified by this Eighth Addendum being sometimes referred to collectively hereinafter as “this Agreement”):

1. Amending Section 5.2 of the Original Agreement and all prior Addenda (including but not limited to paragraph 1 of the Seventh Addendum), the Closing Date shall be December 15, 2011, or any date prior to December 15, 2011 (but not prior to November 28, 2011) of which Buyer delivers to Seller at least five (5) business days prior written notice.

2. The Deposit will be increased to a total of Nine Hundred Thousand ($900,000.00) Dollars by the following payments to be made by the Buyer, which payments shall be held by the Title Company in the same manner as the initial Deposit is being held and wherever in the Agreement the word “Deposit” appears, it shall include the additional Deposits provided in this paragraph:

a.

Notwithstanding the provisions of Paragraph 2.b of the Seventh Addendum, Buyer shall promptly (not later than three (3) business days after full execution of this Eighth Addendum) deliver to the Title Company the additional Deposit of One Hundred Thousand ($100,000.00) Dollars provided in Paragraph 2.b of the Seventh Addendum.

b.	Buyer shall promptly (i.e., no later than three (3) business days from the date hereof) deliver to the Title Company an additional Deposit in the amount of One Hundred Thousand ($100,000.00) Dollars.

3. Buyer hereby accepts the status of Seller’s title to the Property as reflected in the Commitment for Title Insurance that was issued and e-mailed to the parties by the Title Company on November 17, 2011 [Stewart G.F No. RB11619720].

1

4. With reference to Paragraph 1 of the Sixth Addendum, Buyer waives its right to reject the Assumption/Modification Documents provided to Buyer as of November 16, 2011, subject to Buyer receiving an extension to at least December 15, 2011, of the closing date for the assumption of the Existing Mortgage under the Conditional Consent Letter reasonably acceptable to Buyer. In this regard, Buyer acknowledges that it accepts the Conditional Consent Letter dated November 17, 2011, signed by Beth Goff-Plourd as Senior Associate of The Lincoln National Life Insurance Company, which letter by its express terms replaces and supersedes the letter dated September 6, 2011.

5. With reference to Section 4.3 of the Original Agreement and Paragraph 7 of the Fifth Addendum, the parties (i) acknowledge that they have agreed on the form of tenant Estoppel Certificates contemplated in those provisions, and (ii) agree that the words “at least fifteen (15) days prior to Closing” in the second sentence of Section 4.3 and the words “at least five (5) business days prior to Closing in the final sentence of Section 4.3 are each hereby revised to be “no later than December 1, 2011”, and (iii) agree that if the Closing is consummated in December instead of November, the Estoppel Certificates will not need to certify as to December rentals but instead Seller will confirm by affidavit to Buyer at the Closing as to which December rentals and expense reimbursements Seller has received.

6. With reference to Section 5.4 of the Original Agreement, Buyer acknowledges its acceptance of the closing documents prepared by Seller’s legal counsel that were heretofore delivered to Buyer’s legal counsel.

7. With reference to Section 16 of the Original Agreement, Buyer acknowledges its intent to assign its rights under the Current Agreement to Tuscan Medical Properties, LLC, a Delaware limited liability company, the address for which is c/o Universal Health Realty Income Trust, 367 South Gulph Road, King of Prussia, PA 19406, Attn: Cheryl K. Ramagano; and Seller hereby acknowledges its consent to such assignment.

8. This Eighth Addendum may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile signature to this Eighth Addendum or one sent by electronic mail shall be as binding on the signatory as an original signature.

9. In all other respects, where not in conflict herewith, the Current Agreement shall remain in full force and effect.

[signatures on the next page]

2

IN WITNESS WHEREOF, the Parties have duly executed this Eighth Addendum and make the same effective as of the date of the last of them to sign below.

Dated: November 22, 2011	BUYER:

UNIVERSAL HEALTH REALTY INCOME TRUST

	By:	/s/ Cheryl Ramagano
Cheryl Ramagano, Vice President

Dated: November 18, 2011	SELLER:

TUSCANY PROFESSIONAL BUILDING, L.P.,
a Texas limited Partnership

	By:	Tuscany Management, L.L.C.,
a Texas limited liability company,
its sole General Partner

		By:	/s/ Steven M. Katzman
Steven M. Katzman
Manager

3